Exhibit A

to Expense Limitation Agreement

between Tuttle Tactical Management LLC and the Trust

(as of April 18, 2019)

Fund	Percent of Net Assets	Term
Trend Aggregation Dividend and Income Fund Class A, C and Institutional Class Shares	Class A – 1.75% Class C – 2.50% Institutional Class – 1.50% Class T Shares – 1.75%	8/31/20
Trend Aggregation Growth Fund Class A, C and Institutional Class Shares	Class A – 1.75% Class C – 2.50% Institutional Class – 1.50% Class T Shares – 1.75%	8/31/20

TUTTLE TACTICAL MANAGEMENT, LLC

By:  /s/ Matthew Tuttle

Name, Title: Matthew Tuttle, CEO/CIO

MUTUAL FUND & VARIABLE INSURANCE TRUST By: _/s/_ Jerry Szilagyi _________________________ Name, Title: Jerry Szilagyi, President